                                                                  Exhibit 10(bl)

                                 DEFIANCE, INC.
                              STOCK REPURCHASE PLAN
                                  AMENDMENT #1


This amendment has been adopted and approved by the Board of Directors of DEFIANCE, INC., a Delaware corporation (the "Company"), on October 24, 1997 to be effective as of October 24, 1997.

Item 2(a) is replaced in its entirety as follows:

         2.       PLAN.
                  a. MAXIMUM PURCHASES. The Company, from time to time, as the Stock Repurchase Committee of the Board of Directors (described at Section 4 below), in its sole discretion deems appropriate, may purchase up to One Million Five Hundred Thousand (1,500,000) shares of its outstanding common stock in accordance with this Plan.

Executed at Cleveland, Ohio this 24th day of October, 1997.



/s/ Michael J. Meier
--------------------
Michael J. Meier, Corporate Secretary